Subsidiaries of OrthoPediatrics Corp.
As of December 31, 2022

Name of Subsidiary	Jurisdiction of Formation

Domestic Subsidiaries:
OrthoPediatrics US Distribution Corp.	Delaware
Vilex in Tennessee, Inc.	Tennessee
Orthex, LLC	Florida
Telos Partners, LLC	Colorado
MD Orthopaedics, Inc.	Iowa
MD International	Iowa
OrthoPediatrics GP LLC	Delaware
OrthoPediatrics US L.P.	Delaware
OrthoPediatrics Iowa Holdco, Inc.	Delaware

International Subsidiaries:
OrthoPediatrics EU Limited	United Kingdom
OrthoPediatrics AUS PTY LTD	Australia
OrthoPediatrics NZ LTD	New Zealand
OP EU B.V.	Netherlands
OP Netherlands B.V.	Netherlands
ApiFix Ltd.	Israel
OrthoPediatrics GmbH	Germany
OrthoPediatrics Canada ULC d.b.a Pega Medical	Canada